Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	Northwest Pipe Company 5721 SE Columbia Way, Suite 200 Vancouver, WA 98661	(“Company”)

	Richard A. Roman	(“Executive”)

EFFECTIVE DATE: March 29, 2010

RECITALS

Company wishes to obtain the services of Executive, and Executive wishes to provide his services, upon the terms and conditions set forth in this Agreement. Therefore, in exchange for the mutual promises set forth below, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2 “Board” means the Board of Directors of Company.

1.3 “Cause” means Executive committed any one or more of the following: (i) the willful failure to perform any material duties under this Agreement or negligence of Executive in the performance of such duties, and if such failure or negligence is susceptible of cure, the failure to effect such cure within 30 days after written notice of such failure or negligence is given to Executive; (ii) use of alcohol or illegal drugs which interferes with the performance of Executive’s duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the intentional violation of any law, ethical rule or fiduciary duty relating to Executive’s employment by Company; (iv) commission of, or plea of guilty or nolo contendere to, a felony or any act involving moral turpitude; (v) the violation of any non-disclosure, non-compete, or proprietary rights agreement between Executive and Company, or (vi) willful breach of any written policies or procedures of the Company which causes or is reasonably expected to cause substantive and demonstrable harm to the Company, or the willful violation of any material provision of this Agreement, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to Executive.

1.4 “Disability” means the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a period of at least 12 weeks.

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1.5 “Fair Market Value” means the fair market value of a share of Company’s common stock on the date of the grant.

1.6 “Good Reason” means (i) a material and adverse diminution in the powers, duties and responsibilities of Executive with the Company; or (ii) any demand by the Board that Executive engage in illegal activity in the performance of his duties for the Company (as determined by the Company’s legal advisors which are reasonably acceptable to the Executive); or (iii) any willful violation of the material provisions of this Agreement by the Company.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as its Chief Executive Officer (CEO) and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive’s employment by Company, and vice versa.

2.2 Duties. Executive shall devote his full-time and best efforts to Company and to fulfilling his duties under this Agreement; provided, however, that Executive may continue to provide services to his former employer for no more than 40 hours per month so long as such work does not interfere with Executive’s performance of his obligations to Company. In the event the Board assigns Executive additional responsibilities with the Company, the proviso in the preceding sentence shall no longer apply. Executive shall comply with Company’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

2.3 Term. This Agreement shall continue for two years from the Effective Date (the Term), unless earlier terminated in accordance with Article IV.

ARTICLE III

COMPENSATION AND EXPENSES

3.1 Base Salary. For all services rendered under this Agreement, Company shall pay Executive an annual Base Salary of Four Hundred Fifty Thousand Dollars and No Cents ($450,000). Executive’s Base Salary shall not be decreased unless agreed to in writing by the Executive. In the event the Board assigns Executive additional responsibilities with the Company, Executive’s annual Base Salary shall be renegotiated with the Compensation Committee of the Board.

3.2 Option Grant. Company shall grant Executive an option to purchase 24,000 shares of Company’s common stock that is vested and exercisable upon grant. The exercise price per share shall be the Fair Market Value at the time of the grant. This option is subject to the terms and conditions of the grant and Company’s 2007 Incentive Option Plan, and requires approval of the Compensation Committee of the Board.

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3.3 Incentive Compensation and Fringe Benefits. Executive shall be eligible to participate in the Company’s Short-Term Incentive (Bonus) Plan and the Company’s Long-Term Incentive (2007 Stock Incentive) Plan. Executive shall be entitled to all benefits made available to employees generally, and to participate in all Company-sponsored fringe benefit plans made available to other executives of the Company (medical, dental, 401K, etc.). Executive shall be entitled to four weeks paid vacation during each calendar year of the Term (pro-rated for any partial year during the Term).

3.4 Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

3.5 Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law.

ARTICLE IV

TERMINATION

4.1 Early Termination. This Article sets forth the terms for termination of this Agreement. Except as otherwise provided in this Agreement, any termination of Executive’s employment shall also constitute a termination of this Agreement, and vice versa.

4.2 Termination for Cause or without Good Reason. Company may terminate this Agreement for Cause and Executive may terminate his employment without Good Reason immediately upon written notice. In the event of termination for Cause or without Good Reason pursuant to this Section 4.2, Executive shall be paid his Base Salary through the date of termination.

4.3 Termination Without Cause or with Good Reason. Company may terminate this Agreement and Executive’s employment without Cause and Executive may terminate this Agreement and his employment with Good Reason upon written notice. In the event Company terminates this Agreement without Cause or Executive terminates this Agreement with Good Reason pursuant to this Section 4.3, and provided Executive signs and does not revoke a general release of claims in a form satisfactory to Company, Company shall continue to pay Executive’s Base Salary for the remainder of the Term, that is, for the period ending two years after the Effective Date.

4.4 Termination in the Event of Death or Disability. This Agreement shall terminate in the event of Executive’s death or Disability. In the event of termination due to Executive’s death or Disability pursuant to this Section 4.4, Executive shall be paid his Base Salary through the date of termination.

4.5 Benefits Upon Termination. Upon termination of employment for any reason, Executive shall be entitled to benefits as provided under the terms of the applicable benefit plans in which he is participating as of the termination date.

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4.6 Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive’s sole remedy for termination pursuant to this Article. Executive shall not be entitled to any other termination or severance payment that may be payable to Executive under any other agreement between Executive and Company or under any policy in effect at, preceding or following the date of termination.

ARTICLE V

CONFLICT OF INTEREST

5.1 During the term of employment with Company, Executive will engage in no activity or employment which may conflict with the interest of Company, and will comply with Company’s policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Confidentiality. “Confidential Information” is data, in both tangible and intangible form, that has been researched, compiled, developed and/or maintained by Company, and that is not generally known within the industry. Confidential Information includes, but is not limited to, trade secrets, customer lists, techniques, plans, methods, data, tables, calculations, information, ideas, knowledge, data, and know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information Company has received from third parties in confidence.

6.1.1 Executive shall not use or disclose Confidential Information, in any form, for any purpose, except in the course of and for the purposes of Executive’s employment with Company.

6.1.2 Executive will obtain no right, title or interest in the Confidential Information, or any related information or data. The Confidential Information and related information shall remain the sole property of Company.

6.1.3 Executive shall return all Confidential Information, including all copies in any form, to Company immediately upon termination of Executive’s employment with Company, or earlier upon request.

6.2 Return of Property. In the course of Executive’s employment with Company, Executive may be provided with equipment, supplies, keys, credits cards, software, and other property for business use (collectively, “Company Property”). Executive shall return all Company Property immediately upon termination of Executive’s employment, or otherwise immediately on Company’s request.

6.3 Non-solicitation. For one year after Executive’s employment with Company terminates, regardless of the reason for termination, Executive shall not (a) directly or indirectly solicit business from any person or entity which then is or was a Company customer, client or

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prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless Executive obtains Company’s written consent. Executive will not aid others in doing anything Executive is prohibited from doing himself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that Executive is no longer employed by Company and is available for work that is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The term “Company employee” includes any then current employee of Company or any person who has left the employ of Company within the then previous six (6) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding six (6) months.

6.4 Noncompetition. For one year following the termination of Executive’s employment for any reason, Executive will not directly or indirectly Compete (defined below) with Company anywhere Company is doing or planning to do business, nor will Executive engage in any other activity that would conflict with the Company’s business, or interfere with Executive’s obligations to the Company. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company as of the date Executive’s employment terminates.

6.5 Continuation of Obligations. Except to the extent this Agreement provides otherwise, the restrictions of and Executive’s obligations under this Article VI will continue after Executive’s employment terminates, regardless of the reason for termination. Executive hereby consents to Company providing a copy of this Agreement to any person or entity to whom Executive may provide services after his employment with Company terminates, whether as an employee or independent contractor.

6.6 Consent to Injunction. Executive acknowledges that Company would suffer irreparable harm for which monetary damages alone would not adequately compensate Company if Executive breached his obligations under this Article VI. For that reason, Executive agrees Company shall be entitled to injunctive relief to enjoin any breach or threatened breach under this Article VI and that the amount of any bond required to be posted by Company in support of injunctive relief shall be no more than Five Hundred Dollars ($500). The injunctive relief provided for in this Section 6.6 shall be in addition to any other available remedies.

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ARTICLE VII

GENERAL PROVISIONS

7.1 Successors and Assigns. Except as otherwise provided in Article VI, This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it may not be assigned by Executive.

7.2 Survival. Article VI and Sections 7.1, 7.3, 7.5, 7.6, 7.7, 7.8, and 7.9 shall survive termination of this Agreement.

7.3 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

7.4 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.5 Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, without regard to conflict of law principles. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be Portland, Oregon.

7.6 Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal.

7.7 Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 7.6 shall not apply to any action to enforce Executive’s obligations under Article VI.

7.8 Severability. The provisions of this Agreement are severable. The parties agree that any provision of this Agreement or its application that is held invalid shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

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7.9 Waivers. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

7.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

7.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

RICHARD A. ROMAN	NORTHWEST PIPE COMPANY

By:
William R. Tagmyer
Date: March 29, 2010	Chairman of the Board

Date: March 29, 2010

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